CARMAX REPORTS FOURTH QUARTER RESULTS

Richmond, Va., April 4, 2018 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2018. Year-over-year highlights include:

▪	Net sales and operating revenues increased 0.8% to $4.08 billion in the fourth quarter. For the fiscal year, net sales and operating revenues increased 7.8% to $17.12 billion.

▪	Used unit sales in comparable stores declined 8.0% in the fourth quarter, while they increased 2.0% for the fiscal year.

▪	Total used unit sales fell 3.1% in the fourth quarter, while they rose 7.5% for the fiscal year.

▪	Total wholesale unit sales increased 8.9% in the fourth quarter and 4.3% for the fiscal year.

▪	CarMax Auto Finance (CAF) income increased 21.9% to $101.1 million in the fourth quarter. For the fiscal year, CAF income increased 14.1% to $421.2 million.

▪	In the fourth quarter, net earnings declined 20.0% to $122.1 million and net earnings per diluted share declined 17.3% to $0.67.

*
In connection with the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”), net earnings for the current year’s fourth quarter were reduced by $32.7 million, or $0.18 per diluted share, for the revaluation of our net deferred tax asset. Net earnings were also increased by $20.8 million, or $0.11 per diluted share, primarily due to the reduction in the statutory federal tax rate.

*	Net earnings for the current year’s quarter were reduced by a one-time discretionary bonus of $8.0 million, or $0.03 per diluted share net of taxes, paid to eligible associates.

▪
For the fiscal year, net earnings increased 5.9% to $664.1 million and net earnings per diluted share increased 10.4% to $3.60. Net earnings for the full fiscal year were reduced by the fourth quarter items noted above.

Fourth Quarter Business Performance Review

Sales. Total used vehicle unit sales declined 3.1% and comparable store used unit sales fell 8.0% versus the prior year’s fourth quarter. The comparable store sales performance primarily reflected lower store traffic and relatively flat conversion, as well as a tough comparison as we lapped our strongest prior year performance. “We’re disappointed in our fourth quarter comparable store unit sales performance, which we believe was partly affected by macro pricing factors resulting in a softer sales environment,” said Bill Nash, president and chief executive officer.

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Total wholesale vehicle unit sales increased 8.9% compared with the fourth quarter of fiscal 2017, largely driven by the growth in our store base and an increase in our appraisal buy rate.
Other sales and revenues decreased 4.5% compared with the fourth quarter of fiscal 2017. Extended protection plan (EPP) revenues declined 2.4%, primarily due to the decline in used unit sales. The $5.0 million reduction in third-party finance fees reflected shifts in our sales mix by finance channel, including a decline in our Tier 2 and an increase in our Tier 3 sales.

Gross Profit. Total gross profit decreased 4.5% versus last year’s fourth quarter, to $536.7 million. Used vehicle gross profit fell 2.5%, largely the result of the 3.1% decline in total used unit sales. Used vehicle gross profit per unit was similar at $2,147 compared with $2,134 in the prior year period. Wholesale vehicle gross profit increased 9.8% versus the prior year’s quarter, primarily driven by the 8.9% increase in wholesale unit sales. Wholesale vehicle gross profit per unit was comparable at $946 versus $938 in the prior year period. Other gross profit declined 24.2%, reflecting a decrease in service profits, together with the noted changes in EPP revenues and net third-party finance fees. Service profits were affected by the reduced leverage of service department costs resulting from the decrease in comparable store used unit sales. In addition, approximately half of the total one-time discretionary bonus was paid to service department associates.

SG&A. Compared with the fourth quarter of fiscal 2017, SG&A expenses increased 6.1% to $408.8 million. Factors contributing to the increase included the 11% increase in our store base since the beginning of last year’s fourth quarter (representing the addition of 19 stores), partially offset by a decrease of $8.6 million in stock-based compensation expense. In addition, approximately half of the total one-time discretionary bonus was included in the current quarter’s SG&A. SG&A per used unit was $2,397 in the current quarter, up $207 year-over-year, largely reflecting the deleverage associated with the decline in comparable store used unit sales. The decrease in stock-based compensation expense reduced SG&A per unit by $47.

CarMax Auto Finance.(1) Compared with last year’s fourth quarter, CAF income increased 21.9% to $101.1 million. The increase resulted from the combined effects of a decline in the provision for loan losses and the growth in average managed receivables, partially offset by a lower total interest margin percentage. The provision for loan losses declined 16.7% to $38.6 million, compared with $46.4 million in the prior year quarter. The prior year’s provision was affected by rising loss experience during fiscal 2017 and an update in our assumptions used in determining the loan loss allowance, while losses in the current year’s quarter were generally consistent with expectations. The allowance for loan losses as a percentage of ending managed receivables was 1.11% as of February 28, 2018, flat with the allowance percentage as of November 30, 2017, and down from 1.16% as of February 28, 2017. Average managed receivables grew 9.4% to $11.54 billion. The total interest margin percentage, which reflects the spread between interest and fees charged to consumers and our funding costs, was 5.6% of average managed receivables compared with 5.7% in last year’s fourth quarter.

Interest Expense. Interest expense rose to $19.7 million in the fourth quarter of fiscal 2018 from $16.4 million in the prior year’s fourth quarter. The increase principally reflected a reduction in capitalized interest and higher interest rates in fiscal 2018.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Income Taxes. The effective tax rate increased to 41.9% in the fourth quarter of fiscal 2018 from 37.0% in the prior year’s fourth quarter. The current year’s fourth quarter effective tax rate was affected by an $11.9 million increase in tax expense as a result of the 2017 Tax Act, including:

•	The $32.7 million increase in tax expense associated with the revaluation of our net deferred tax asset, which increased the fourth quarter effective tax rate by 15.6 percentage points.

•	The $20.8 million decrease in tax expense primarily resulting from the reduction in the statutory federal tax rate, which reduced the fourth quarter effective tax rate by 9.9 percentage points.
In future quarters, we anticipate that our effective tax rate will generally be around 25%.

Store Openings. During the fourth quarter of fiscal 2018, we opened four stores. We entered two new television markets (Myrtle Beach, South Carolina and Portland, Maine) and we added two stores in existing television markets (Boston, Massachusetts and Denver, Colorado).

Share Repurchase Activity. During the fourth quarter of fiscal 2018, we repurchased 1.9 million shares of common stock for $127.8 million pursuant to our share repurchase program. As of February 28, 2018, we had $1.02 billion remaining available for repurchase under the current authorization.

Fiscal 2019 Capital Spending Plan

We currently plan to open 15 stores in fiscal 2019 and between 13 and 16 stores in fiscal 2020. Of the 15 stores we plan to open in fiscal 2019, 10 are in metropolitan statistical areas having populations of 600,000 or less, which we define as small markets. This is an increase from fiscal 2018, when 6 out of our 15 store openings were in small markets. We estimate capital expenditures will increase to approximately $340 million in fiscal 2019.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28			Years Ended February 28
(In millions)	2018	2017	Change	2018	2017	Change
Used vehicle sales	$3,429.2	$3,450.3	(0.6)%	$14,392.4	$13,270.7	8.5%
Wholesale vehicle sales	527.2	465.9	13.2%	2,181.2	2,082.5	4.7%
Other sales and revenues:
Extended protection plan revenues	82.0	84.0	(2.4)%	336.4	305.5	10.1%
Third-party finance fees, net	(14.1)	(9.1)	(54.2)%	(49.9)	(38.4)	(29.9)%
Other	59.8	58.9	1.6%	260.2	254.9	2.1%
Total other sales and revenues	127.7	133.8	(4.5)%	546.7	522.0	4.7%
Total net sales and operating revenues	$4,084.2	$4,050.0	0.8%	$17,120.2	$15,875.1	7.8%

Unit Sales

	Three Months Ended February 28			Years Ended February 28
	2018	2017	Change	2018	2017	Change
Used vehicles	170,572	176,017	(3.1)%	721,512	671,294	7.5%
Wholesale vehicles	99,226	91,143	8.9%	408,509	391,686	4.3%

Average Selling Prices

	Three Months Ended February 28			Years Ended February 28
	2018	2017	Change	2018	2017	Change
Used vehicles	$19,925	$19,435	2.5%	$19,757	$19,586	0.9%
Wholesale vehicles	$5,076	$4,910	3.4%	$5,102	$5,106	(0.1)%

Vehicle Sales Changes

	Three Months Ended February 28		Years Ended February 28
	2018	2017	2018	2017
Used vehicle units	(3.1)%	13.4%	7.5%	8.3%
Used vehicle revenues	(0.6)%	11.7%	8.5%	6.7%

Wholesale vehicle units	8.9%	(1.2)%	4.3%	(0.7)%
Wholesale vehicle revenues	13.2%	(7.9)%	4.7%	(4.8)%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28		Years Ended February 28
	2018	2017	2018	2017
Used vehicle units	(8.0)%	8.7%	2.0%	4.3%
Used vehicle revenues	(5.6)%	7.1%	2.9%	2.7%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28		Years Ended February 28
	2018	2017	2018	2017
CAF (2)	48.2%	48.4%	48.4%	49.5%
Tier 2 (3)	15.4%	18.2%	16.6%	17.8%
Tier 3 (4)	11.7%	9.4%	10.5%	9.8%
Other (5)	24.7%	24.0%	24.5%	22.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28				Years Ended February 28
(In millions)	2018	% (1)	2017	% (1)	2018	% (1)	2017	% (1)
Net sales and operating revenues	$4,084.2	100.0	$4,050.0	100.0	$17,120.2	100.0	$15,875.1	100.0
Gross profit	$536.7	13.1	$562.2	13.9	$2,328.9	13.6	$2,183.3	13.8
CarMax Auto Finance income	$101.1	2.5	$82.9	2.0	$421.2	2.5	$369.0	2.3
Selling, general, and administrative expenses	$408.8	10.0	$385.4	9.5	$1,617.1	9.4	$1,488.5	9.4
Interest expense	$19.7	0.5	$16.4	0.4	$70.7	0.4	$56.4	0.4
Earnings before income taxes	$210.1	5.1	$242.3	6.0	$1,063.6	6.2	$1,006.4	6.3
Net earnings	$122.1	3.0	$152.6	3.8	$664.1	3.9	$627.0	3.9

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended February 28			Years Ended February 28
(In millions)	2018	2017	Change	2018	2017	Change
Used vehicle gross profit	$366.2	$375.6	(2.5)%	$1,567.6	$1,451.7	8.0%
Wholesale vehicle gross profit	93.9	85.5	9.8%	392.5	362.6	8.2%
Other gross profit	76.6	101.1	(24.2)%	368.8	369.0	0.0%
Total	$536.7	$562.2	(4.5)%	$2,328.9	$2,183.3	6.7%

Gross Profit per Unit

	Three Months Ended February 28				Years Ended February 28
	2018		2017		2018		2017
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,147	10.7	$2,134	10.9	$2,173	10.9	$2,163	10.9
Wholesale vehicle gross profit	$946	17.8	$938	18.4	$961	18.0	$926	17.4
Other gross profit	$449	60.0	$574	75.6	$511	67.5	$550	70.7
Total gross profit	$3,147	13.1	$3,194	13.9	$3,228	13.6	$3,252	13.8

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended February 28			Years Ended February 28
(In millions)	2018	2017	Change	2018	2017	Change
Compensation and benefits (1)	$212.8	$205.9	3.4%	$863.2	$803.9	7.4%
Store occupancy costs	86.4	78.2	10.5%	337.3	300.8	12.1%
Advertising expense	43.4	40.1	8.2%	157.7	144.2	9.3%
Other overhead costs (2)	66.2	61.2	8.2%	258.9	239.6	8.1%
Total SG&A expenses	$408.8	$385.4	6.1%	$1,617.1	$1,488.5	8.6%
SG&A per used unit	$2,397	$2,190	$207	$2,241	$2,217	$24

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, preopening and relocation costs, insurance, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 28				Years Ended February 28
(In millions)	2018	% (1)	2017	% (1)	2018	% (1)	2017	% (1)
Interest margin:
Interest and fee income	$219.2	7.6	$195.0	7.4	$856.6	7.6	$762.0	7.5
Interest expense	(58.4)	(2.0)	(46.1)	(1.7)	(215.0)	(1.9)	(171.4)	(1.7)
Total interest margin	160.8	5.6	148.9	5.7	641.6	5.7	590.6	5.8
Provision for loan losses	(38.6)	(1.3)	(46.4)	(1.8)	(137.6)	(1.2)	(150.6)	(1.5)
Total interest margin after
provision for loan losses	122.2	4.2	102.5	3.9	504.0	4.5	440.0	4.3

Total other income	0.4	—	—	—	0.4	—	—	—

Total direct expenses	(21.5)	(0.7)	(19.6)	(0.7)	(83.2)	(0.7)	(71.0)	(0.7)
CarMax Auto Finance income	$101.1	3.5	$82.9	3.1	$421.2	3.8	$369.0	3.6

Total average managed receivables	$11,536.3		$10,540.7		$11,210.8		$10,158.3
Net loans originated	$1,419.3		$1,425.6		$5,962.2		$5,643.3
Net penetration rate	42.8%		42.9%		43.1%		44.2%
Weighted average contract rate	7.9%		7.4%		7.8%		7.4%

Ending allowance for loan losses	$128.6		$123.6		$128.6		$123.6

Warehouse facility information:
Ending funded receivables	$1,834.0		$1,624.0		$1,834.0		$1,624.0
Ending unused capacity	$1,306.0		$1,176.0		$1,306.0		$1,176.0

(1)	Percentage of total average managed receivables (quarterly amounts are annualized).

Earnings Highlights

	Three Months Ended February 28			Years Ended February 28
(In millions except per share data)	2018	2017	Change	2018	2017	Change
Net earnings	$122.1	$152.6	(20.0)%	$664.1	$627.0	5.9%
Diluted weighted average shares outstanding	182.2	189.1	(3.6)%	184.5	192.2	(4.0)%
Net earnings per diluted share	$0.67	$0.81	(17.3)%	$3.60	$3.26	10.4%

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Planned Store Openings

We currently plan to open the following stores within 12 months from February 28, 2018. During this period, we will be entering nine new television markets and expanding our presence in six existing television markets. Of the 15 stores we plan to open during the 12 months ending February 28, 2019, 10 will be in Metropolitan Statistical Areas having populations of 600,000 or less, which we define as small markets.

Location	Television Market	Metropolitan Statistical Area	Planned Opening Date
Winterville, North Carolina (1)	Greenville/New Bern/Washington (2)	Greenville	Q1 Fiscal 2019
McKinney, Texas	Dallas/Ft. Worth	Dallas/Ft. Worth	Q1 Fiscal 2019
Jensen Beach, Florida	Miami/Ft. Lauderdale/W. Palm Beach	Port St. Lucie	Q1 Fiscal 2019
Santa Fe, New Mexico	Albuquerque/Santa Fe	Santa Fe	Q2 Fiscal 2019
Warner Robins, Georgia	Macon (2)	Warner Robins	Q2 Fiscal 2019
Norman, Oklahoma	Oklahoma City	Oklahoma City	Q2 Fiscal 2019
Wilmington, North Carolina	Wilmington (2)	Wilmington	Q3 Fiscal 2019
Lafayette, Louisiana	Lafayette (2)	Lafayette	Q3 Fiscal 2019
Corpus Christi, Texas	Corpus Christi (2)	Corpus Christi	Q3 Fiscal 2019
Shreveport, Louisiana	Shreveport (2)	Shreveport	Q3 Fiscal 2019
Amherst, New York	Buffalo (2)	Buffalo	Q4 Fiscal 2019
Melbourne, Florida	Orlando/Daytona Beach	Palm Bay/Melbourne	Q4 Fiscal 2019
Montgomery, Alabama	Montgomery/Selma (2)	Montgomery	Q4 Fiscal 2019
Vancouver, Washington	Portland	Portland/Vancouver	Q4 Fiscal 2019
Kenner, Louisiana	New Orleans (2)	New Orleans	Q4 Fiscal 2019

(1)	Store opened in March 2018.

(2)	Represents new television market as of planned store opening date.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 4, 2018. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 75171619. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through June 21, 2018. A telephone replay also will be available through April 11, 2018, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 75171619.

First Quarter Fiscal 2019 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2018, on Friday, June 22, 2018, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in June 2018.

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About CarMax

CarMax is the nation’s largest retailer of used cars, currently operating 189 stores in 41 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 25,000 associates nationwide and for 14 consecutive years has been named as one of the Fortune 100 Best Companies to Work For®. During the twelve months ended February 28, 2018, the company retailed 721,512 used vehicles and sold 408,509 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in tax law, including the effect of the 2017 Tax Act.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

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•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2017, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28				Years Ended February 28
(In thousands except per share data)	2018	% (1)	2017	% (1)	2018	% (1)	2017	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,429,247	84.0	$3,450,261	85.2	$14,392,360	84.1	$13,270,662	83.6
Wholesale vehicle sales	527,245	12.9	465,936	11.5	2,181,156	12.7	2,082,464	13.1
Other sales and revenues	127,726	3.1	133,763	3.3	546,693	3.2	521,992	3.3
NET SALES AND OPERATING REVENUES	4,084,218	100.0	4,049,960	100.0	17,120,209	100.0	15,875,118	100.0
COST OF SALES:
Used vehicle cost of sales	3,063,051	75.0	3,074,677	75.9	12,824,741	74.9	11,818,951	74.4
Wholesale vehicle cost of sales	433,343	10.6	380,432	9.4	1,788,704	10.4	1,719,821	10.8
Other cost of sales	51,096	1.3	32,691	0.8	177,905	1.0	153,052	1.0
TOTAL COST OF SALES	3,547,490	86.9	3,487,800	86.1	14,791,350	86.4	13,691,824	86.2
GROSS PROFIT	536,728	13.1	562,160	13.9	2,328,859	13.6	2,183,294	13.8
CARMAX AUTO FINANCE INCOME	101,073	2.5	82,898	2.0	421,182	2.5	368,984	2.3
Selling, general and administrative expenses	408,814	10.0	385,413	9.5	1,617,051	9.4	1,488,504	9.4
Interest expense	19,666	0.5	16,353	0.4	70,745	0.4	56,416	0.4
Other (income) expense	(802)	—	977	—	(1,363)	—	953	—
Earnings before income taxes	210,123	5.1	242,315	6.0	1,063,608	6.2	1,006,405	6.3
Income tax provision	87,977	2.2	89,712	2.2	399,496	2.3	379,435	2.4
NET EARNINGS	$122,146	3.0	$152,603	3.8	$664,112	3.9	$626,970	3.9
WEIGHTED AVERAGE COMMON SHARES:
Basic	180,630		187,020		182,660		190,343
Diluted	182,239		189,082		184,470		192,215
NET EARNINGS PER SHARE:
Basic	$0.68		$0.82		$3.64		$3.29
Diluted	$0.67		$0.81		$3.60		$3.26

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 28	February 28
(In thousands except share data)	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,525	$38,416
Restricted cash from collections on auto loan receivables	399,442	380,353
Accounts receivable, net	133,321	152,388
Inventory	2,390,694	2,260,563
Other current assets	93,462	41,910
TOTAL CURRENT ASSETS	3,061,444	2,873,630
Auto loan receivables, net	11,535,704	10,596,076
Property and equipment, net	2,667,061	2,518,393
Deferred income taxes	63,256	150,962
Other assets	158,807	140,295
TOTAL ASSETS	$17,486,272	$16,279,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$529,733	$494,989
Accrued expenses and other current liabilities	278,771	266,128
Accrued income taxes	—	1,404
Short-term debt	127	62
Current portion of finance and capital lease obligations	9,994	9,491
Current portion of non-recourse notes payable	355,433	333,713
TOTAL CURRENT LIABILITIES	1,174,058	1,105,787
Long-term debt, excluding current portion	995,479	952,562
Finance and capital lease obligations, excluding current portion	490,369	486,645
Non-recourse notes payable, excluding current portion	11,266,964	10,387,231
Other liabilities	242,553	238,551
TOTAL LIABILITIES	14,169,423	13,170,776

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 179,747,894 and 186,548,602 shares issued and outstanding as of February 28, 2018 and 2017, respectively	89,874	93,274
Capital in excess of par value	1,234,047	1,188,578
Accumulated other comprehensive loss	(54,312)	(56,555)
Retained earnings	2,047,240	1,883,283
TOTAL SHAREHOLDERS’ EQUITY	3,316,849	3,108,580
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,486,272	$16,279,356

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28
(In thousands)	2018	2017 (1)
OPERATING ACTIVITIES:
Net earnings	$664,112	$626,970
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	179,942	168,875
Share-based compensation expense	61,879	91,595
Provision for loan losses	137,591	150,598
Provision for cancellation reserves	62,749	64,120
Deferred income tax provision	81,007	2,324
Other	1,298	4,169
Net decrease (increase) in:
Accounts receivable, net	19,067	(20,217)
Inventory	(130,131)	(328,534)
Other current assets	(34,620)	(2,781)
Auto loan receivables, net	(1,077,219)	(1,209,782)
Other assets	(2,361)	143
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	38,286	74,579
Other liabilities	(82,150)	(77,370)
NET CASH USED IN OPERATING ACTIVITIES	(80,550)	(455,311)
INVESTING ACTIVITIES:
Capital expenditures	(296,816)	(418,144)
Proceeds from disposal of property and equipment	97	1,229
Increase in restricted cash from collections on auto loan receivables	(19,089)	(36,524)
Increase in restricted cash in reserve accounts	(22,343)	(17,390)
Release of restricted cash from reserve accounts	18,321	11,250
Purchases of investments	(8,649)	(6,724)
Sales of investments	1,692	730
NET CASH USED IN INVESTING ACTIVITIES	(326,787)	(465,573)
FINANCING ACTIVITIES:
Increase (decrease) in short-term debt, net	65	(366)
Proceeds from issuances of long-term debt	4,203,150	2,974,600
Payments on long-term debt	(4,160,650)	(2,734,600)
Cash paid for debt issuance costs	(16,261)	(17,118)
Payments on finance and capital lease obligations	(8,997)	(10,817)
Issuances of non-recourse notes payable	10,198,962	9,610,035
Payments on non-recourse notes payable	(9,296,773)	(8,395,360)
Repurchase and retirement of common stock	(579,570)	(564,337)
Equity issuances	73,520	59,869
NET CASH PROVIDED BY FINANCING ACTIVITIES	413,446	921,906
Increase in cash and cash equivalents	6,109	1,022
Cash and cash equivalents at beginning of year	38,416	37,394
CASH AND CASH EQUIVALENTS AT END OF YEAR	$44,525	$38,416

(1) In connection with our adoption of Financial Accounting Standards Board (“FASB”) ASU 2016-09 during the first quarter of fiscal 2018, cash flows related to excess tax benefits from share-based payment arrangements are now classified as operating activities rather than financing activities. Prior year amounts have been reclassified to conform to the current year’s presentation.

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